Settlement Reached on Forest Fire Litigation

$1 million directed immediately to Emergency Drought and Fire Relief Fund

RAPID CITY, SD—August 11, 2006—Today Black Hills Power, Inc. announced that it reached a settlement of governmental claims litigation relating to the Grizzly Gulch fire. Under the settlement agreement, Black Hills Power maintains its position that lightning caused the fire, but agrees to pay the state and federal governments a compromised sum of $5.9 million. Out of this sum, $1 million will be contributed to the State of South Dakota Special Emergency Disaster Revenue Fund, which was recently activated by Governor Mike Rounds’ declaration of an emergency relating to drought and fire hazard conditions.

“This settlement enables all parties to avoid the burden and cost of a lengthy and contentious trial,” said Linden R. Evans, President and Chief Operating Officer of Black Hills Corporation’s retail companies, including Black Hills Power. “More importantly, the settlement enables Black Hills Power to provide an immediate benefit to communities in the area that are currently affected by extreme drought and wildland fire conditions.”

The Grizzly Gulch fire was discovered on June 29, 2002 on a timbered ridge southeast of Lead, South Dakota, near Highway 385. The fire ultimately covered over 11,000 acres of federal, state and private land before it was deemed under control on July 12, 2002. A Black Hills Power 69 kilovolt power line crosses the ridge where the fire originated.

Even before the fire was entirely extinguished, then-Governor William Janklow made public accusations that the fire was caused by contact between power lines and aspen trees located in the power line right-of-way. In September 2002, the State of South Dakota commenced litigation against Black Hills Power asserting claims to recover fire suppression and related costs. The federal government brought its claims early in 2003, also seeking to recover for fire suppression costs, timber loss and vegetation rehabilitation. Black Hills Power denied these claims and asserted that the fire was caused by lightning. The litigation underwent extensive discovery and pretrial motions in U.S. District Court in Rapid City over the past four years. A trial, estimated to take up to ten weeks, was set to commence on August 22, 2006.

In documents filed in federal court, Black Hills Power described the extensive investigation it performed following the fire, as well as the results of further investigation performed by government experts. “Almost immediately, residents in the area reported seeing lightning activity in the vicinity of Grizzly Gulch the evening before the fire was discovered,” said Evans. “From there we identified unusual burn patterns on the power pole structure just above the point where a small fire was burning when first responders arrived on the scene in the early afternoon of June 29.”

“In addition, Evans said, “our investigators documented a pattern of small spot fires caused by hot pentachlorophenol (a petroleum-based substance used to treat wood power poles) blown out from the pole as a result of a lightning strike. Fire fighters arriving on the scene initially surrounded one small fire underneath the power lines. They also identified a second, separate and more intense fire some distance from the power lines, which suddenly began to crown in the trees. It was this second fire, not the fire under the power lines, which caused fire fighters to evacuate the ridge, and which quickly spread to become the Grizzly Gulch fire. The vast majority of all wildland fires in the Black Hills and elsewhere are caused by lightning, and we believe the Grizzly Gulch fire was as well,” Evans continued.

“The trial of this case, however, was set to last many weeks into the fall, at great expense to all parties,” said Evans. “Dozens of experts in a variety of fields, including arborists, engineers, metallurgists and weather experts were scheduled to testify for both sides to address disputed issues relating to the cause of the fire. Even though Black Hills Power does not admit liability or responsibility for causing the Grizzly Gulch fire, we agreed to pay a total of $5.9 million to the state and federal governments to terminate the litigation.”

“We provided, however, that $1 million of this amount will be deposited into the state’s emergency drought and fire relief fund,” Evans said. “This fund, which is unrelated to the Grizzly Gulch fire, is available to respond to the extreme drought and fire conditions that currently grip all of western South Dakota and the Black Hills. The fund is authorized to receive public and private contributions for the purpose of providing financial assistance to state and local fire departments to ensure that firefighters and their equipment are available to respond when needed.”

“Black Hills Power is grateful to Governor Rounds for his cooperation, and for his agreement that the settlement of the litigation can also provide an avenue for positive relief to others affected by fires and drought conditions in the region this summer,” Evans concluded.

Black Hills Corporation also indicated that the litigation settlement is not expected to have a material impact on its financial condition or results of operations.

Black Hills Corporation is a diversified energy company. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming, and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution company serving the Cheyenne, Wyoming, vicinity. Black Hills Energy, our wholesale energy unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information is available at our Internet web site: www.blackhillscorp.com.